Exhibit 10.11

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 16th day of October, 2008, by and between BMR-34790 ARDENTECH COURT LLC, a Delaware limited liability company (“Landlord”), and ZOSANO PHARMA, a Delaware corporation (“Tenant,” f.k.a. The Macroflux Corporation).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of May 1, 2007, as amended by that certain First Amendment to Lease dated as of June 20, 2008 (collectively, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 34790 Ardentech Court in Fremont, California (the “Building”);

B. WHEREAS, Tenant desires to increase the allowance for the Tenant Improvements; and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2. Additional Tenant Improvement Allowance: Section 4.5(b) of the Lease is hereby replaced in its entirety with the following: Landlord shall make available to Tenant an additional tenant improvement allowance of Two Million One Hundred Twenty Thousand Dollars ($2,120,000) (the “TI Allowance”) in order to finance appropriate improvements (“Tenant Improvements”) to Tenant’s premises consistent with Tenant’s permitted use. Tenant shall repay to Landlord, as additional base rent, the TI Allowance amortized over the initial term of the Lease at a rate of twelve percent (12%); provided that the TI Allowance shall not be subject to annual base rental escalations. Tenant shall have until March 31, 2009, to expend the unused portion of the TI Allowance.

In addition to the Tenant Improvement Allowance, Landlord shall, upon Tenant’s written request in the form of Exhibit E attached hereto, make available to Tenant for construction of the initial Tenant Improvements (i) One Million Three Hundred Eighty-Nine Thousand Seven Hundred Dollars ($1,389,700), based upon Twenty-Five Dollars ($25) per rentable square foot (the “First Additional TI Allowance”), (ii) an additional One Million Three Hundred Eighty-Nine Thousand Seven Hundred

Dollars ($1,389,700), based upon Twenty-Five Dollars ($25) per rentable square foot (the “Second Additional TI Allowance”), (iii) an additional One Million Three Hundred Eighty-Nine Thousand Seven Hundred Dollars ($1,389,700), based upon Twenty-Five Dollars ($25) per rentable square foot (the “Third Additional TI Allowance”), and (iv) Two Million One Hundred Twenty Thousand Dollars ($2,120,000) (the “Fourth Additional TI Allowance” and, collectively with the Tenant Improvement Allowance and the First Additional TI Allowance, Second Additional TI Allowance and Third Additional TI Allowance, the “Total TI Allowance”). Tenant shall repay to Landlord, in equal monthly installments as Additional Rent (as defined below), (w) any amount of the First Additional TI Allowance drawn by Tenant amortized at a rate of nine percent (9%) over the period (i) commencing on the date on which Landlord funds the final portion of the First Additional TI Allowance drawn by Tenant and (ii) ending upon expiration of the initial Term, (x) any amount of the Second Additional TI Allowance drawn by Tenant amortized at a rate of nine and one-half percent (9.5%) over the period (i) commencing on the date on which Landlord funds the final portion of the Second Additional TI Allowance drawn by Tenant and (ii) ending upon expiration of the initial Term, (y) any amount of the Third Additional TI Allowance drawn by Tenant amortized at a rate of ten percent (10%) over the period (i) commencing on the date on which Landlord funds the final portion of the Third Additional TI Allowance drawn by Tenant and (ii) ending upon expiration of the initial Term and (z) any amount of the Fourth Additional TI Allowance drawn by Tenant amortized at a rate of twelve percent (12%) over the period (i) commencing on the date on which Landlord funds the final portion of the Fourth Additional TI Allowance drawn by Tenant and (ii) ending upon expiration of the initial Term. If the total cost of the Tenant Improvements exceeds Ten Million Four Hundred Fifty-Eight Thousand Two Hundred Dollars ($10,458,200), then the overage shall be paid by Tenant. Tenant shall have until August 1, 2008, to expend the unused portion of the Total TI Allowance (other than the Fourth TI Allowance, of which Tenant shall have March 31, 2009, to expend the unused portion), after which date Landlord’s obligation to fund such costs shall expire.

3. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

4. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

5. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

6. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

7. Counterparts. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-34790 ARDENTECH COURT LLC, a Delaware limited liability company

By:	/s/ Karen Sztraicher
Name:	Karen Sztraicher
Title:	VP, Finance & Treasurer

TENANT:

ZOSANO PHARMA, a Delaware corporation

By:	/s/ John Vuko
Name:	John Vuko
Title:	EVP – CFO